Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Overview

On December 18, 2017, we completed the disposition of assets related to the operations of a significant subsidiary when we closed the fifth and final sale of certain assets of PHH Home Loans, LLC (“PHH Home Loans”) to Guaranteed Rate Affinity, LLC ("GRA"). The asset sales with GRA were completed in a series of five closings, which occurred on August 7, 2017, September 25, 2017, October 23, 2017, November 20, 2017 and December 18, 2017 ("Asset Sale Transactions"). In total, we received $70 million of cash for the asset sales during 2017, which is divided with our minority interest partner, and we recognized a pre-tax gain of $35 million in our financial statements for our 50.1% share of the gain on sale. As a result of these transactions, we also transferred approximately 860 employees to GRA, which represented 25% of our total employees at December 31, 2016.

The assets sold to GRA were comprised of (i) certain office leases and vendor contracts specified in the agreement, (ii) fixtures, furniture, office equipment and other tangible personal property owned by PHH Home Loans and RMR Financial, LLC ("RMR"), (iii) certain IT assets (other than certain excluded IT assets) and certain business intellectual property of PHH Home Loans and RMR, (iv) subject to certain exceptions, unlocked pipeline loans that are expected to close more than 20 days after the applicable closing dates, and (v) customer data and books and records of the PHH Home Loans business ("Purchased Assets"), none of which had significant recorded book value in our Consolidated Balance Sheets.

In connection with the asset purchase agreement with GRA, we entered into an agreement to purchase Realogy Corporation’s ("Realogy") 49.9% ownership interests in the PHH Home Loans joint venture ("JV Interests Purchase"), for an amount equal to its interest in the residual equity of PHH Home Loans after the final closing of the Asset Sale Transactions. As of the date of this filing, we have not completed the purchase of Realogy's ownership interest in PHH Home Loans, but are contractually obligated to do so on or before March 19, 2018, subject to certain closing conditions. We do not expect to recognize any gain or loss specific to the JV Interests Purchase in our financial statements. After and assuming the completion of the JV Interests Purchase, PHH Home Loans will be our wholly-owned subsidiary and its residual net assets will be included in our consolidated financial statements. We will continue to monetize the remaining residual assets and resolve the residual liabilities of the entity and once completed, we will no longer operate through our Real Estate channel. We expect to settle substantially all of the residual net assets of the entity by March 31, 2018 and the amount of gain or loss on the settlement of the net assets that will be recognized in our Condensed Consolidated Statement of Operations is not expected to be significant.

After and assuming all of the actions in connection with the JV Interests Purchase are completed, the Company estimates it will receive total proceeds of approximately $96 million from the asset sales and subsequent monetization of the Company’s net investment in PHH Home Loans, of which $23 million was realized prior to the September 30, 2017 pro forma date presented. The remaining $73 million will be realized subsequent to September 30, 2017 and is comprised of the $14 million net change in the cash balance as presented in the pro forma adjustments, and $60 million of existing cash and cash equivalents of PHH Home Loans as of September 30, 2017 that will no longer be held in a variable interest entity and released for our use after completion of the JV Interests Purchase.

Background

PHH Home Loans is a joint venture between us and Realogy, which provides mortgage origination services for brokers associated with brokerages owned or franchised by Realogy. PHH Home Loans represented substantially all of our Real Estate channel for both the year ended December 31, 2016 and nine months ended September 30, 2017, and, the Real Estate channel represented 20% and 29% of our total mortgage production volume (based on dollars) for the year ended December 31, 2016 and nine months ended September 30, 2017, respectively.

Other Transactions

We have previously announced the conclusions and outcomes from our strategic review initiated in 2016, and have included discussion of these ongoing events which will significantly affect our business that were not included in our pro forma adjustments and for which the full impact has not yet been realized in our financial statements.

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Sale of Mortgage Servicing Rights. While we have historically maintained Mortgage Servicing Rights ("MSRs") on our balance sheet from the majority of our loan sales, in the fourth quarter of 2016, we entered into contracts to sell substantially all of our existing MSR assets in a series of transactions. If the remaining sales of MSRs are completed, we do not anticipate retaining a significant amount of capitalized owned MSRs in the future. As of September 30, 2017, $6.4 billion of unpaid principal balance, $38 million of MSR fair value and $145 million of servicing advances remain committed for sale to New Residential Mortgage LLC under a sale agreement dated December 28, 2016, consisting entirely of private investor MSRs. The completion of the sale of substantially all of the remaining MSRs and related advances under this sale agreement is subject to the approvals of multiple counterparties, including origination sources, investors and trustees, as well as other customary closing conditions. There can be no assurances the remaining MSRs sales will be completed. Our results of operations for all periods presented do not yet fully reflect the shift in our servicing business to focus solely on subservicing activities.

•
PLS Business Exit. In November 2016, we announced our intentions to exit the private label solutions ("PLS") business. We have begun to execute our plans to exit PLS, which we believe will be substantially complete by the first quarter of 2018, subject to transition support requirements. We incurred Exit and disposal costs of $41 million in 2016 and $19 million in the nine months ended September 30, 2017 related to the exit of the PLS business channel, and we expect to incur up to $30 million of additional exit costs and pre-tax operating losses of $55 million while we complete the exit from this channel. In total, we estimate we may have additional cash outflows after September 30, 2017 of $85 million related to the PLS business channel exit costs and operating losses. The PLS business channel represented 75% and 66% of our total mortgage production volume (based on dollars) for the year ended December 31, 2016 and nine months ended September 30, 2017, respectively.

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PHH 2.0 / Reorganization. As announced in February 2017, we intend to operate as a smaller business that is focused on subservicing and portfolio retention services. To execute this reorganization, we incurred Exit and disposal costs of $30 million in the nine months ended September 30, 2017, $6 million in the fourth quarter related to the final Home Loans closings, as included in our balance sheet pro forma adjustments, and we expect to incur up to $2 million of additional exit costs. While we have targeted total annual shared services expenses of $75 million for 'PHH 2.0', compared to the $220 million of total shared services expenses recognized in 2016, those cost reduction actions and all other actions to result in our standalone subservicing and portfolio retention business have not yet been fully executed. After all of the actions are completed, through these exit programs, the transfers of employees to LenderLive Network LLC and GRA, and attrition, we anticipate that we will have approximately 1,250 employees as part of our new business, compared to approximately 3,500 employees at December 31, 2016.

Unaudited Pro Forma Consolidated Financial Information
The following unaudited pro forma consolidated financial information of PHH Corporation was derived from our historical consolidated financial statements and is being presented to give effect to the asset sales of PHH Home Loans and other directly attributable adjustments including: (i) other real estate channel activity from loans purchased from that entity or its subsidiaries, costs attributable to those loans, and general overhead expenses directly attributable to the business; (ii) settlement of the net assets of PHH Home Loans to run-off the operations of the entity, which are short-term in nature and consist primarily of the mortgage origination pipeline; and (iii) the purchase of Realogy's membership interest in PHH Home Loans which is contractually required, subject to certain closing conditions, on or before March 19, 2018.

The pro forma statements do not give any effect to the utilization of our pro-rata share of the cash proceeds. We expect to reflect the historical results of operations of the Real Estate channel, including the results of PHH Home Loans, as discontinued operations beginning on the date the operations of the channel cease and run-off activity is substantially complete, which is not expected to occur until the first quarter of 2018.

The unaudited pro forma condensed consolidated statements of operations reflect the asset sales of PHH Home Loans and other directly attributable adjustments, as if those actions occurred at the beginning of the earliest period presented. The unaudited pro forma condensed consolidated balance sheet reflects the disposition as if it occurred on September 30, 2017, including the settlement of the net assets of the PHH Home Loans legal entity, the elimination of all intercompany amounts, plus pro forma adjustments for the net proceeds from the Home Loans Transactions and Exit and disposal costs in cash and cash equivalents, the estimated gain on the transactions in retained earnings, the purchase of Realogy’s interest in the joint venture and the recording of related tax amounts. The estimated cost to complete the JV Interests Purchase from Realogy and the estimated proceeds from settling the remaining assets and liabilities from PHH Home Loans may change based upon actual origination activities, actual settlement values of remaining assets and liabilities, and any cash dispositions to Realogy made prior to the JV Interests Purchase.

The unaudited pro forma financial statements should be read in conjunction with our historical financial statements as filed in our Form 10-K for the year ended December 31, 2016 and our Form 10-Q for the nine months ended September 30, 2017.

The unaudited pro forma financial information below is provided for information purposes only and is not intended to reflect what our actual financial position or our results of operations would have been had the disposition occurred on the dates indicated, nor is it necessarily indicative of our future financial position or results of operations. Also refer to the discussion of “Other Transactions” above for other substantial changes to our business that are occurring concurrent with this disposition which are not adjusted in the unaudited pro forma financial information. In addition, the results of operations for the nine months ended September 30, 2017 may not be indicative of the results of operations to be expected for the full year. The pro forma adjustments are based upon the best information available and certain assumptions that management believes to be reasonable in the circumstances. There can be no assurance that such information and assumptions will not change from those reflected in the pro forma financial statements and the accompanying notes.

PHH Corporation and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheets
($ In millions)

	September 30, 2017
		Disposition Pro Forma	Other Transactions
	As Reported	PHH Home Loans Asset Sale (1)	Settle Net Assets of PHH Home Loans (2)	Purchase of Realogy's Interest (3)	Pro Forma
ASSETS
Cash and cash equivalents	$494	$36	$40	$(62)	$508	(4)
Restricted cash	52	—	(4)	—	48
Mortgage loans held for sale	590	—	(239)	—	351
Accounts receivable, net	94	—	(16)	—	78
Servicing advances, net	413	—	—	—	413
Mortgage servicing rights	500	—	—	—	500
Property and equipment, net	24	—	—	—	24
Deferred taxes, net	80	—	—	—	80
Other assets	54	—	(7)	—	47
Total assets	$2,301	$36	$(226)	$(62)	$2,049

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$218	$6	$(14)	$—	$210
Subservicing advance liabilities	228	—	—	—	228
Mortgage servicing rights secured liability	440	—	—	—	440
Debt, net	653	—	(206)	—	447
Loan repurchase and indemnification liability	38	—	—	—	38
Other liabilities	86	—	(6)	—	80
Total liabilities	1,663	6	(226)	—	1,443
Redeemable noncontrolling interest	44	18	—	(62)	—

Total PHH Corporation stockholders’ equity	594	12	—	—	606
Total liabilities and equity	$2,301	$36	$(226)	$(62)	$2,049

(Continued)

PHH Corporation and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheets
($ In millions)
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Footnotes to Pro Forma Condensed Consolidated Balance Sheets

(1)
PHH Home Loans Asset Sale: We recognize in our financial statements our 50.1% share of the gain on sale of the Purchased Assets of PHH Home Loans, which is recorded in retained earnings net of estimated taxes, the 49.9% noncontrolling interest in the gain on sale, and the cash received from the purchase price, at the time each transfer occurs. In addition, during the fourth quarter of 2017, we also expect to incur $6 million for Exit and disposal costs to complete the Asset Sale Transactions and wind-down the operations of the Real Estate channel, which will be divided with our minority interest partner.

As presented in the pro forma adjustments, subsequent to September 30, 2017, we completed the final three asset sale closings of PHH Home Loans under the agreement. As a result we received the remaining $42 million of the purchase price, and will also recognize $6 million of cash paid for Exit and disposal costs, both of which will be divided with our minority interest partner. During the fourth quarter of 2017, we will recognize a pre-tax gain on the final closings of $21 million and $3 million of Exit and disposal costs, which is recorded in retained earnings net of $6 million for estimated taxes, and record the noncontrolling interest in the gain on sale of $21 million and their pro rata share of Exit and disposal costs of $3 million.

Prior to the September 30, 2017 pro forma date presented, in the third quarter of 2017, we completed the first two of the five asset sale closings of PHH Home Loans under the agreement and received $28 million of the $70 million total purchase price. From the first two closings, we recognized a pre-tax gain of $14 million, which was recorded in retained earnings net of $5 million of estimated taxes, and $14 million of cash received from our pro rata share of the purchase price. The $14 million noncontrolling interest in the gain for closings completed in the third quarter was already distributed to Realogy prior to the September 30, 2017 pro forma date presented.

(2)
Settle Home Loans Residual Assets: After and assuming the completion of the JV Interests Purchase, PHH Home Loans will be our wholly-owned subsidiary and its residual net assets will be included in our consolidated financial statements until we pay or receive amounts to resolve the remaining value. As the assets of this entity consist primarily of the mortgage loan origination pipeline and are short-term in nature, as a direct outcome of these sales we expect to settle substantially all of the residual net assets of the entity by March 31, 2018. As such, the settlement of the net assets of the entity were presented as a pro forma adjustment. The amount of gain or loss on the settlement of the net assets is not expected to be significant.

(3)
JV Interests Purchase: Our purchase of Realogy's 49.9% ownership interest in PHH Home Loans will result in a reduction to Redeemable noncontrolling interest in our Condensed Consolidated Balance Sheets related to the cash payment in connection with the purchase. The ownership interest will be purchased for an amount equal to Realogy's interest in the residual equity of PHH Home Loans after the final closing of the Asset Sale Transactions. For pro forma presentation, the $62 million JV Interests Purchase payment includes Realogy's pro rata share of the Asset Sale Transactions executed in the fourth quarter, and represents the total expected future outflows to Realogy, whether from cash distributions during the wind-down period or for the final purchase of their interest in the residual equity of PHH Home Loans. There is no expected gain or loss on the JV Interests Purchase, as the purchase price is equal to the book value of Realogy's interest.

(4)
Total Proceeds: We expect that we will receive total proceeds of approximately $96 million from the asset sales and subsequent monetization of our net investment in PHH Home Loans, of which $23 million was realized prior to the September 30, 2017 pro forma date presented. The remaining $73 million will be realized subsequent to September 30, 2017 and is comprised of the $14 million net change in the cash balance as presented in the pro forma adjustments, and $60 million of existing cash and cash equivalents of PHH Home Loans as of September 30, 2017 that will no longer be held in a variable interest entity and released for our use after completion of the JV Interests Purchase.

PHH Corporation and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
($ In millions, except per share amounts)

	Nine Months Ended September 30, 2017
	As Reported	Disposition of PHH Home Loans (1)	Other Real Estate Channel Activity (2)	Pro Forma
REVENUES
Origination and other loan fees	$114	$(24)	$—	$90
Gain on loans held for sale, net	129	(105)	(3)	21
Loan servicing income, net	96	—	—	96
Net interest expense	(23)	(1)	—	(24)
Other income	31	(28)	—	3
Net revenues	347	(158)	(3)	186
EXPENSES
Salaries and related expenses	223	(58)	(14)	151
Commissions	38	(32)	—	6
Loan origination expenses	27	(9)	—	18
Foreclosure and repossession expenses	16	—	—	16
Professional and third-party service fees	92	(2)	(7)	83
Technology equipment and software expenses	27	(2)	—	25
Occupancy and other office expenses	26	(5)	(1)	20
Depreciation and amortization	11	—	—	11
Exit and disposal costs	49	(9)	—	40
Management services (intercompany) (3)	—	(19)	19	—
Other operating expenses	104	(5)	(2)	97
Total expenses	613	(141)	(5)	467
Loss before income taxes	(266)	(17)	2	(281)
Income tax benefit	(103)	—	(2)	(105)
Net loss	(163)	(17)	4	(176)
Less: net income attributable to noncontrolling interest	5	—	(5)	—
Net loss attributable to PHH Corporation	$(168)	$(17)	$9	$(176)

Basic and Diluted loss per share attributable to PHH Corporation	$(3.25)	$(0.33)	$0.18	$(3.40)
Weighted-average common shares outstanding--- Basic and Diluted	51,724,911

PHH Corporation and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
($ In millions, except per share amounts)

	Year Ended December 31, 2016
	As Reported	Disposition of PHH Home Loans (1)	Other Real Estate Channel Activity (2)	Pro Forma
REVENUES
Origination and other loan fees	$280	$(35)	$—	$245
Gain on loans held for sale, net	262	(166)	(21)	75
Loan servicing income, net	125	—	—	125
Net interest expense	(32)	(3)	(1)	(36)
Other income	(13)	(1)	2	(12)
Net revenues	622	(205)	(20)	397
EXPENSES
Salaries and related expenses	345	(75)	(27)	243
Commissions	64	(47)	(1)	16
Loan origination expenses	64	(14)	(2)	48
Foreclosure and repossession expenses	35	—	—	35
Professional and third-party service fees	156	(3)	(10)	143
Technology equipment and software expenses	42	(2)	(2)	38
Occupancy and other office expenses	47	(8)	(3)	36
Depreciation and amortization	16	(1)	—	15
Exit and disposal costs	41	—	—	41
Management services (intercompany) (3)	—	(30)	30	—
Other operating expenses	116	(8)	(2)	106
Total expenses	926	(188)	(17)	721
Loss before income taxes	(304)	(17)	(3)	(324)
Income tax benefit	(111)	—	(5)	(116)
Net loss	(193)	(17)	2	(208)
Less: net income attributable to noncontrolling interest	9	—	(9)	—
Net loss attributable to PHH Corporation	$(202)	$(17)	$11	$(208)

Basic and Diluted loss per share attributable to PHH Corporation	$(3.77)	$(0.32)	$0.21	$(3.88)
Weighted-average common shares outstanding--- Basic and Diluted	53,627,170
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Footnotes to Pro Forma Condensed Consolidated Statements of Operations

(1)	Disposition of PHH Home Loans: Represents the results of PHH Home Loans and subsidiaries, as reported in their Consolidated Statement of Operations.

(2)
Other Real Estate Channel Activity: Represents the results of the Real Estate Channel excluding PHH Home Loans, including only activities directly attributable to the operations of PHH Home Loans, including revenues from loans purchased from that entity or its subsidiaries, costs attributable to those loans, and general overhead expenses directly attributable to the business, Realogy Corporation's 49.9% noncontrolling interest in the income of PHH Home Loans, and income taxes recognized by PHH related to both the Real Estate Channel and its share of the income of PHH Home Loans. Other Real Estate Channel Activity also includes the reclassification of Management services overhead to the individual expense lines.

(3)
Management services expense (intercompany): For 'Disposition of PHH Home Loans', reflects expenses incurred under the Management services agreement, whereby PHH Mortgage provided PHH Home Loans with seasonal staffing services, production support, G&A services and IT services.

For 'Other Real Estate Channel Activity', reflects the overhead charged to PHH Home Loans, where the related expense amounts attributable to the disposition are reflected in the individual expense lines.